EXHIBIT 10.1
                    VALMONT INDUSTRIES, INC.
                              1994
                      INCENTIVE BONUS PLAN


1. Name and Purpose. This Plan shall be known as the Valmont Incentive Bonus Plan (the "Plan"). The purpose of the Plan is to attract and retain the services of selected employees who can substantially affect the value of the Company, and to provide such individuals with additional incentives to increase their efforts on the Company's behalf.

2. Definitions.  For the purpose of the Plan:

   a) "Total Value Impact" (TVI) is Net Operating Profits After
       Tax in excess of the Company's Cost of Capital.

   b) "Net Operating Profit" is:
       Net sales less cost of sales,
       Less sales, general and administrative expenses
       In accordance with generally accepted accounting principles

      "Net Operating Profit After Tax" is Net Operating
       Profit less income taxes at the rate of:
       36% for business division employees
       For corporate level employees, actual effective tax rate for the Plan Year of the Company.

   c) "Cost of Capital" is the Total Invested Capital of the Company multiplied by a specified rate of return as determined by the Committee for each Plan Year.

   d) "Total Invested Capital" for business divisions is:
       All assets (except cash) directly assignable to the division,
       Plus 1% of annual sales for cash,
       Less all non-interest bearing liabilities directly assignable to the division.

      "Total Invested Capital" for the Company is:
       All assets of the Company,
       Less all non-interest bearing liabilities.

   e) "Board" means the Company's Board of Directors.

   f) "Committee" means the Compensation Committee of the Board of Directors.

   g) "Company" means Valmont Industries, Inc. and subsidiaries.

   h) "Disability" means total or permanent disability as determined pursuant to the Valmont Employee Retirement
       Savings Plan.

   i) "Participant means an employee of the Company selected by the Committee to participate in the Plan.

   j) "Profit Center" means a business division of the Company.
       For corporate level employees not assigned to the business division, "Profit Center" means the Company.

   k) "Plan Year" means the fiscal year of the Company.

   l) "Retirement" means normal or early retirement pursuant to the provisions of the Valmont Employee Retirement Savings
       Plan.

3. Administration. The Committee will construe, interpret and administer the Plan, and may adopt such rules and regulations and take such other action as it deems appropriate. All decisions by the Committee are final, conclusive and binding on the Company and each Participant, former Participant, beneficiary and every other interested person.

4. Participation. Participation in the Plan shall be limited to those employees of the Company who can substantially affect improvements in shareholder value as measured by net positive improvements in TVI for the Company. Directors who are employees of the Company shall be eligible to participate in the Plan. Corporate level Participants shall be recommended by the Chief Executive Officer, subject to Committee approval. Participants in other Profit Centers shall be recommended by the Chief Executive Officer and the Chief Operating Officer of such Profit Center, subject to Committee approval.

5. Establishment of TVI and Related Items. The Committee shall establish for each Plan Year the minimum TVI for each Profit Center required in order for Incentive Bonuses to be paid to Participants in such Profit Center. The Committee shall also select the Participants for the Plan Year, the individual incentive bonus targets and payouts at various performance levels for each Participant, and the structure of the Discretionary Incentive Bonus Pool for each Plan Year. The Committee shall establish such items within ninety days following the beginning of each Plan Year, subject to the Committee's ability to add Participants during the Plan Year and reduce the Incentive Bonus which may be earned by any participant during the Plan Year.

6. Establishment of Individual Participant Incentive Bonus
   Targets.  The Individual Incentive Bonus Targets for each
   Profit Center shall be established by the Committee as follows:

   a) Each Participant shall have a target incentive bonus award established as a specified percentage of beginning of the year annualized base salary.

   b) Each Participant's incentive bonus will vary in proportion to changes in the Participant's Profit Center
       TVI above a specified minimum TVI.

   c) If the Profit Center's minimum TVI is not achieved, no incentive bonus is earned by the Participant.

   d) All Incentive Bonus payments are subject to the approval of the Committee.

7. Establishment of Discretionary Bonus Pool. In addition to the establishment of Individual Participant Bonus Targets by Profit Center, a Discretionary Incentive Bonus Pool shall also be established by the Committee for each Profit Center.

   a) The Discretionary Incentive Pool shall be established as a fixed percentage of the aggregate Individual Participant Incentive Bonus awards within the Profit Center. The size of the Discretionary Incentive Bonus Pool will vary in proportion to changes in the Profit Center's TVI above an established minimum TVI.

   b) Any Incentive Bonus calculated under paragraph 6 above and forfeited by an individual Participant shall be added to the Profit Center's Discretionary Incentive Bonus
       Pool.

   c) All amounts contained with the Discretionary Incentive
       Bonus Pool may be awarded on a discretionary basis to Plan Participants and other exempt employees as determined by the Committee.

   d) If the Profit Center's minimum TVI is not achieved, no Discretionary Incentive Bonus Pool shall be generated.

8. Payment of Incentive Bonus Awards. Payments of amounts earned by each Participant shall be made as soon as possible after, but not before, financial results of the Company's operations for the Plan Year have been finalized. The Company's independent public accountants shall submit a report setting forth the amount distributable under the Plan for such Plan Year. All distributions pursuant to the Plan shall also be subject to the following conditions:

   a) No amounts shall be distributable under the Plan until the financial results of the Company's operations have been approved by the Board.

   b) It is expected that any such payments under the program will be made by March 15th of the year following the Plan
       Year.

   c) If a Participant's employment terminates, voluntarily or involuntarily, with or without cause, before the actual payment to such Participant under the Plan (except by reason of Death, Disability or Retirement), such Participant's rights under the Plan shall terminate, and such Participant shall not be entitled to any Incentive Bonus, except as the Committee may, in its discretion, otherwise determine.

   d) If a Participant's employment terminated before the end of the Plan Year on account of Death, Disability, or Retirement, such Participant shall be deemed to continue his allocable participation in the Plan for such Plan Year. Such Participant shall be entitled to receive a reduced incentive at such time as the incentive bonuses normally are paid. The reduced incentive bonus will be determined by multiplying the amount otherwise distributable to the Participant by a fraction, the numerator of which shall be the number of full days of participation by the Participant in the Plan Year, and the denominator of which shall be the number of full days in the Plan Year.

9. Payment Procedure

      All payments to Participants entitled to benefits hereunder shall be made to such Participants. No rights in this Plan or amounts distributable under this Plan shall be transferable or otherwise assignable in anticipation of payment thereof, in whole or in part, and the Plan shall not be liable or taken for any obligation of such Participant. Any attempt to so transfer or alienate rights in this Plan shall be void.

 10.    Miscellaneous Provisions.

   a) Each Participant, in consideration of the benefits conferred hereunder, agrees to be bound by all the terms and conditions of this Plan as presently constituted and as amended from time to time.

   b) Neither this Plan nor any rights granted hereunder shall confer on any Participant any right to continue in the employment of the Company.

   c) The Company may deduct from all payments under this Plan any federal, state, or local taxes required by law.

   d) The Board may, in its discretion, terminate, amend, or modify this Plan from time to time. If the Board terminates this Plan during any Plan Year, the Participants for such Plan Year shall not have any right to a distribution from the Plan for such Plan Year.

   e) The Company will bear the expenses of administering this Plan.

11.Effective Date. The plan effective date will be established by the Committee.